Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”), entered into as of the 1st day of September 2005, is by and among NCI INFORMATION SYSTEMS, INCORPORATED, a Virginia corporation (“NCI”), NCI, INC., a Delaware corporation (the “Parent”), and NCI ACQUISITION, LLC, a Virginia limited liability company whose sole member is Parent (“Acquisition LLC”).

RECITALS

WHEREAS, NCI is a corporation organized and existing under the laws of the Commonwealth of Virginia;

WHEREAS, Acquisition LLC is a limited liability company organized and existing under the laws of the Commonwealth of Virginia;

WHEREAS, the sole Member of Acquisition LLC has determined that the merger of Acquisition LLC with and into NCI (the “Merger”) is in the best interests of Acquisition LLC and its Member, and has approved the Merger upon the terms and subject to the conditions set forth herein in accordance with the applicable provisions of the Virginia Limited Liability Company Act (the “LLC Act”); and

WHEREAS, the Board of Directors of NCI has determined that the Merger is in the best interests of NCI and its shareholders and has approved the Merger upon the terms and subject to the conditions set forth herein, and the shareholders of NCI have approved the Merger, in each case in accordance with the applicable provisions of the Virginia Stock Corporation Act (the “VSCA”); and

WHEREAS, the Board of Directors of Parent has determined that the Merger is in the best interests of Parent and has approved the Merger upon the terms and subject to the conditions set forth herein in accordance with the applicable provisions of the Delaware General Corporation Law.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties, intending to be legally bound hereby, hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

(a) Subject to the terms and conditions of this Merger Agreement, at the Effective Time (as defined in Section 1.1(b)), Acquisition LLC shall be merged with and into NCI in accordance with the LLC Act and the VSCA, the separate corporate existence of Acquisition LLC shall cease, and NCI shall continue as the surviving corporation under the laws of the Commonwealth of Virginia under the name NCI Information Systems, Incorporated (which is sometimes hereinafter referred to as the “Surviving Entity”).

(b) Upon the execution of this Agreement by each party, the officers of NCI are authorized to, and shall, file a duly executed original of the Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia. The Merger shall become effective (the “Effective Time”) upon the acceptance for filing of such Articles of Merger with, and the issuance of a Certificate of Merger by, the State Corporation Commission of the Commonwealth of Virginia.

(c) At the Effective Time, NCI shall thereupon and thereafter possess all the rights, privileges, powers and franchises, both of a public and private nature, of Acquisition LLC, and be subject to all the restrictions, disabilities and duties of Acquisition LLC. All the rights, privileges, powers and franchises of Acquisition LLC, and all property, real, personal and mixed, and all debts due to Acquisition LLC on whatever account, as well as for stock subscriptions and all other things in action or belonging to Acquisition LLC, shall be vested in NCI. All property, rights, privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of NCI as they were of Acquisition LLC; but all rights of creditors and all liens upon any property of Acquisition LLC shall be preserved unimpaired, and all debts, liabilities and duties of Acquisition LLC shall thenceforth attach to NCI and may be enforced against NCI to the same extent as if such debts, liabilities and duties had been incurred or contracted by NCI.

1.2 Conversion of Stock.

(a) At the Effective Time, each share of common stock, par value $0.01 per share, of NCI issued and outstanding immediately prior to the Effective Time (each, an “NCI Share”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a right to receive, upon surrender of the certificate representing such NCI Share, one share of Class A Common Stock, par value $0.01 per share, of Parent (each, a “Parent Share”); provided, however, that any NCI Shares owned by Acquisition LLC or NCI as treasury stock immediately prior to the Effective Time shall, by virtue of the Merger, no longer be outstanding, and automatically shall be cancelled and retired without payment of any consideration therefor. When so converted, all of such NCI Shares no longer shall be outstanding and automatically shall be cancelled and retired.

(b) At the Effective Time, the Membership Interest of Acquisition LLC held by Parent shall be converted into and shall become one hundred (100) fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Entity.

1.3 Articles of Incorporation of the Surviving Entity. At the Effective Time, the Articles of Incorporation of NCI as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Entity and shall continue in full force and effect until altered, amended or changed in accordance with the provisions thereof and the VSCA.

1.4 Bylaws of the Surviving Entity. At the Effective Time, the Bylaws of NCI as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Entity and shall continue in full force and effect until altered, amended or changed in accordance with the provisions thereof, the provisions of the Articles of Incorporation of the Surviving Entity and the VSCA.

1.5 Directors and Officers of the Surviving Entity. The directors and officers of NCI in office at the Effective Time shall be the directors and officers of the Surviving Entity, retaining their respective positions and terms of office until their successors are duly elected and qualified or until their earlier removal or resignation in accordance with the Bylaws of the Surviving Entity.

ARTICLE II

EXCHANGE OF STOCK CERTIFICATES

2.1 Exchange of NCI Shares. At or after the Effective Time, the holders of NCI Shares, other than Acquisition LLC, shall surrender the existing stock certificates for cancellation and shall receive the Parent Shares, as provided in Article I.

2.2 Exchange of Membership Interest in Acquisition. At or after the Effective Time, the holder of the Membership Interest in Acquisition LLC shall surrender its existing membership interest and shall receive a stock certificate for one hundred (100) shares of common stock, par value $0.01 per share, of the Surviving Entity.

ARTICLE III

MISCELLANEOUS

3.1 Further Assurances. Each party shall, either prior to or after the Effective Time, execute such further documents and take such further actions as may reasonably be requested by one or more of the other parties to consummate the Merger, to vest the Surviving Entity with full title to the assets, properties, privileges and rights of NCI and Acquisition LLC, or to effect the other purposes of this Merger Agreement.

3.2 Abandonment. At any time before the Effective Date of the Merger, this Merger Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Sole Member of Acquisition LLC or by the Board of Directors of NCI, or both, notwithstanding the approval of this Agreement by the Sole Member of Acquisition LLC or by the Board of Directors and shareholders of NCI, or both.

3.3 Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the Commonwealth of Virginia, without regard to the conflicts-of-laws rules thereof.

3.4 Counterparts. In order to facilitate the filing and recording of this Merger Agreement, this Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties executed this Agreement and Plan of Merger as of the date first above written.

PARENT:

NCI, INC., a Delaware corporation

By:	/s/ Charles K. Narang
Name: Charles K. Narang Title: Chairman and Chief Executive Officer

ACQUISITION LLC:

NCI ACQUISITION, LLC, a Virginia limited liability company

By:	/s/ Charles K. Narang
Name: Charles K. Narang Title: Chairman and Chief Executive Officer of NCI, Inc., its sole members

NCI:

NCI INFORMATION SYSTEMS, INCORPORATED, a Virginia corporation

By:	/s/ Charles K. Narang
Name: Charles K. Narang Title: Chairman and Chief Executive Officer